UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2020

MASTERWORKS 001, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10876

Delaware	82-5165851
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

497 BROOME STREET, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(203) 518-5172

(Issuer’s telephone number, including area code)

www.masterworks.io

(Issuer’s website)

Class A Ordinary Shares

(Securities issued pursuant to Regulation A)

Part II.

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Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Business — Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise.

Item 1. Business

As used in this Annual Report, “we,” “our,” “ours,” “us,” or the “Company,” refer to Masterworks 001, LLC, a Delaware limited liability company and, as the context requires, the 001 segregated portfolio of Masterworks Cayman, SPC that holds title to the artwork indirectly owned by the Company. “Masterworks” refers to Masterworks.io, LLC, and or its wholly owned subsidiaries.

Overview

We are a Delaware limited liability company formed on March 28, 2018 to facilitate investment in a single work of art created in 1979 by Andy Warhol (the “Artwork”). We are managed by our affiliate, Masterworks Administrative Services, LLC (the “Administrator”).

On May 10, 2019, the Company commenced accepting subscriptions for an offering of up to 99,825 of our Class A ordinary shares pursuant to Regulation A of the Securities Act of 1933, as amended, for aggregate consideration of up to $1,996,500 (the “Offering”). Each Class A ordinary share was offered at $20.00 per share. The Offering was fully subscribed and a final closing was held on September 27, 2019. All of the proceeds from the Offering were used to pay for the acquisition of the Artwork and to pay a true-up to Masterworks. As of April 26, 2021, the Artwork was located in a fine art storage facility maintained by the Delaware Freeport, LLC.

During all relevant times following the closing of the Offering, title to the Artwork has and will continue to be held by the 001 segregated portfolio (“Segregated Portfolio”) of Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (“Masterworks Cayman”). The Artwork is and will continue to be the only asset of the Segregated Portfolio and the Company is and will continue to be the only shareholder of the Segregated Portfolio.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to hold the Artwork for capital appreciation and to display and promote the Artwork so as to enhance its value and broaden its exposure to the art-viewing public. We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Artwork.

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Pursuant to an administrative services agreement between us, Masterworks Cayman on behalf of the Segregated Portfolio and Masterworks entered into upon the closing of the Offering, the Administrator manages all administrative and custodial services relating to our business and pays all ordinary and necessary costs and expenses relating to our business. In exchange for these services and as reimbursement for these costs and expenses, we issue Class A ordinary shares to the Administrator at a rate of 1.5% of the total Class A ordinary shares outstanding after giving effect to such issuance, per annum. Commencing in 2021, the shares issued to Masterworks are subject to cliff vesting provisions in accordance with the terms of the administrative services agreement. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

The Art Market

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. The total value of artwork held by private collectors has been estimated to be approximately $1.7 trillion, according to the Deloitte Art and Finance Report 2019, or roughly half of the size of the private equity market. Over the past decade, total annual art sales have ranged from $50.1 to $68.2 billion and have grown at a 5.1% compound annual growth rate since 1995.

In 2020, the art market experienced a significant transformation in the wake of COVID-19, a global pandemic that impacted economies across the world. After the disruption to the traditional schedule of in-person art fairs and public auctions, the art market demonstrated the resilience in the global demand for blue chip fine art. Art market participants responded by re-shuffling sales calendars, re-imagining marquee auction sales formats, extending sales outposts beyond traditional big city locations and aggressively promoting online sales.

These efforts combined to mute the overall market impact in 2020 and led to a strong rebound in activity in the second half of 2020 according to The Art Market 2020: A Year in Review published by ArtTactic. Following a 49% fall in sales volume in the first half of 2020 (including postponed spring sales that took place in early July), the second half rebounded strongly with total sales of $4.5 billion, a 56% increase from the first half of 2020 and a 4.5% increase from the same period of 2019. Marquee hybrid sales, that were conducted both online and in person, totaled $2.4 billion in 2020 with sales in the fall season increasing 8.7% over the summer sales. Online sales exploded in 2020 with total sales of $1.0 billion, a six-fold increase from 2019 with average realized prices increasing over 150%. Dealers and gallerists also displayed their ability to interact with buyers virtually, communicating with them through digital art fairs and virtual galleries.

While global auction sales by Christie’s, Sotheby’s and Phillips totaled $7.4 billion in 2020, a 26% decline from 2019, the Post-War and Contemporary art auctions fared better than the overall market posting $3.2 billion in total sales, a 22% fall from 2019. The Post-War and Contemporary segment of the art market also continued to gain market share, accounting for 55% of the value of public auction sales, up from 53% in 2019. Based on The Art Market Report 2021, published jointly by Art Basel and UBS, global art sales totaled $50.1 billion in 2020. While global art sales were down 22% year-over-year from 2019, the year-over-year decline was less severe than in 2009, which was 36%, and global art sales remained above the 2009 level of $39.5 billion.

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Administrative Services

Pursuant to an administrative services agreement among Masterworks, the Company and Masterworks Cayman on behalf of the Segregated Portfolio, Masterworks manages all of our administrative services and funds all ordinary and necessary costs and expenses to maintain the Artwork. In exchange for these services, the Administrator receives 1.5% of the total Class A shares outstanding per annum. Commencing in 2021, the shares issued to Masterworks are subject to cliff vesting provisions in accordance with the terms of the administrative services agreement. The Administrator will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Artwork or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Administrator or payments made by the Administrator in connection with litigation or major transactions will be reimbursed upon the sale of the Artwork or us, as applicable. Because the Company has no employees and no liquid capital resources, the Company is totally reliant on the Administrator to maintain the Artwork and administer its operations.

Competition

At the time we attempt to sell the Artwork, we may face substantial competition from other entities, such as galleries, and individuals who are selling or seeking to sell similar artworks. These other parties may be willing to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors prevailing in the art market, such as the available supply of similar artworks for sale.

Government Regulation

As tangible personal property, art is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

Risk Factors

Investing in the Company’s Class A shares involves a high degree of risk and are only suitable for investors who can hold their investment for an indefinite period and can afford to lose their entire investment. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Class A shares. Prospective investors should consult their accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the Company. Set forth below is a summary of certain risks that should be considered before making an investment.

We have an unproven business model. Our business model includes unique features that are untested and may not be successful. If our business model fails, we may be compelled to auction off the Artwork at an inopportune time, which could result in losses.

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We do not expect to generate any material amount of revenues and Class A shares do not generate current yield. We do not expect to generate any material revenue, so investors will only recognize a return on their investment if the Artwork is sold or they are able to sell their shares and must be prepared to hold their investment for an indefinite period. An investment in the Class A shares is unsuitable for investors seeking current yield and is only suitable for those seeking long term capital appreciation.

We are undiversified. Investing in our Company is highly risky since 100% of such investment is concentrated in a single artwork.

Your ability to trade shares or otherwise exit your investment is highly uncertain. There is no active public market for our Class A shares and an active trading market may not ever develop or, even if developed, may not be available to all shareholders, may not be sustained or may cease to exist. Although Masterworks has developed a bulletin board to provide some liquidity to certain investors, certain investors are not eligible to participate on the bulletin board and since the bulletin board has low transaction volume and does not involve market-makers posting firm quotes, it may not provide an effective means to sell your shares or receive a fair market price for your shares. In addition, we impose restrictions on the transfer of the Class A shares. Accordingly, you should consider the resale market for the Class A shares to be severely limited, as you may be unable to resell your shares without significant expense, or at all.

Artwork may be sold at a loss. An artwork can decline in value and investors in Masterworks shares may lose all or a significant portion of their investment. Even if the Artwork appreciates in value, the rate of appreciation may be insufficient to cover costs and expenses.

The Class A shares are illiquid. The Class A shares are not eligible for trading on any stock exchange or alternative trading system. We intend to hold the Artwork for an indefinite period and the creation of a trading market for the shares is uncertain. Although you may be able to sell shares on the Masterworks Secondary Market bulletin board platform, no assurance can be given that you will find a buyer or that you will realize fair value upon any such sale. Investors should be prepared to hold their investment for an indefinite period of time, as there can be no assurance that the shares can ever be tradable or that the Artwork can be sold.

Costs will diminish returns. Fixed costs, such as financing fees and administrative services fees paid to Masterworks and variable costs, such as Masterworks profit sharing and third party costs to sell the Artwork will reduce overall returns on invested capital.

Investing in art is subject to numerous risks. These risks include, without limitation (i) claims with respect to authenticity or provenance, (ii) physical damage due to improper storage, poor workmanship, accidents, theft, natural disasters, fire, etc., (iii) legal challenges to ownership, (iv) market risks, (v) economic risks, and (vi) fraud. Also, the artist that produced the Artwork could fall out of favor for a variety of reasons which would reduce the Artwork’s marketability and value. Any of these risks could reduce the value of the Class A shares.

Art is illiquid. Art is a highly illiquid asset and we cannot guarantee that there will be a buyer for the Artwork at any reasonable price or within any given time frame.

Trends in the art market may change. Temporary consumer popularity or trends among collectors may lead to short-term or temporary price increases, followed by decreases in value. Trends are difficult to predict and may adversely impact the value of the Artwork and or our ability to sell the Artwork.

Claims could cause losses. Buying and selling artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Costs associated with litigation and or settlement may be advanced by the Administrator, but are ultimately the responsibility of the Company. Accordingly, the existence of any such claims may require us to sell the Artwork at an inopportune time and will reduce the proceeds of a sale that are available to shareholders.

Insurance coverage may be insufficient. Insurance coverage may expressly exclude damage caused by war, title claims, losses caused by chemical or biological contamination and certain other potential loss scenarios. In addition, coverage limits at any point in time may be below fair value.

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The Company is totally reliant on Masterworks. The Company has no liquid capital resources and is 100% reliant on Masterworks to maintain and eventually sell the Artwork. If the Masterworks business model were to fail, we would likely need to sell the Artwork and the timing and manner of any such forced sale may be suboptimal to maximize the sale price and value to shareholders.

Masterworks has potential conflicts of interest. Masterworks earns fees and incurs costs for administering Masterworks issuers such as the Company. Masterworks may earn money for displaying the Artwork, future trading in the shares, sale of the Artwork without using a third-party broker or in other ways. Masterworks’ interests and the interests of its Board of Managers and officers may not always be aligned with your interests.

Liquidation timing is highly uncertain. There can be no assurance as to the timing of a liquidating distribution or that the Company will pay a liquidating distribution at all. Investment is only suitable for those who can afford to hold their investment indefinitely and afford to sustain a total loss of capital.

The Board of Managers has complete authority to administer our business consistent with our operating agreement. Our Board of Managers has sole voting power over matters such as mergers, consolidations, acquisitions, winding up and dissolution. Additionally, we, in our sole and absolute discretion, may decide to sell the Artwork at any time and in any manner.

The issuance of equity to the Administrator will have a dilutive effect on the holders of our Class A shares. The Administrator will earn an administrative services fee in the form of Class A shares. These fees will, when issued, effectively reduce the tangible book value per Class A share over time. Additionally, if the value of the Class A shares increases over time, the number of Class A shares to be issued upon conversion of the Class B shares will also increase over time resulting in additional dilution to holders of our Class A shares.

Employees

None.

Material Legal Proceedings

None.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our audited Consolidated Financial Statements and the related notes.

Overview

We are a Delaware limited liability company formed to facilitate an investment in the Artwork by conducting an Offering of our Class A shares pursuant to a Tier II offering under Regulation A+, acquiring the Artwork and maintaining the Artwork for future sale. We are managed by our affiliate, the Administrator.

During all relevant times following the closing of the Offering, title to the Artwork has and will continue to be held by the Segregated Portfolio of Masterworks Cayman, a Cayman Islands segregated portfolio company. A segregated portfolio company registered under the Cayman Islands Companies Law is a single legal entity which may establish internal segregated portfolios. The Company owns 100% of the share capital of the Segregated Portfolio, and the Segregated Portfolio is treated as a subsidiary of the Company for financial reporting purposes. As of December 31, 2020, the Segregated Portfolio held title to the Artwork as its sole asset and had no liabilities. The Segregated Portfolio will not incur any indebtedness for borrowed money and will not enter into any contracts, except the administrative services agreement or any amendment or replacement thereof, or as may be necessary in connection with the sale of the Artwork.

Amounts paid to Masterworks in the form of true-up payments are intended to be reasonable compensation for Masterworks’ services, capital commitment and outlay in sourcing and acquiring Artwork. True-up expense, which is paid in cash, is recognized upon acquisition of the Artwork.

Upon the closing of the Offering, the Company has entered into an administrative services agreement with the Administrator, whereby the Administrator manages all administrative services relating to our business and custodial services relating to the maintenance of the Artwork. In exchange for these services and as reimbursement for ordinary and necessary administrative costs, the Company issues Class A shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding per annum. The share issuances are made quarterly in arrears and there is no overall limit to the number of Class A shares that may be issued to Masterworks. Commencing in 2021, the shares issued to the Administrator are subject to cliff vesting provisions as set forth in the administrative services agreement. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed by the Company upon the sale or liquidation of the Artwork.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to display, promote and market the Artwork in a manner designed to enhance its provenance and increase its exposure and its value.

We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Artwork. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

Operating Results

We do not earn a material amount of revenue and have not entered into a contract for the sale of the Artwork. Due to the comprehensive nature of the administrative services agreement, our operating results for any fiscal period following the final closing of the Offering and prior to the period in which the Artwork is sold, will only reflect the administrative services fee, any extraordinary or non-recurring items for which we are responsible, if any, and, in the fiscal period in which the artwork is acquired, the true-up payable to Masterworks. Accordingly, differences in operating results from one fiscal period to the next are primarily attributable to the timing of the acquisition and disposition of the Artwork. Operating results for a particular fiscal period may also be affected by changes in the fair value of the Artwork, since the administrative services fee payable to Masterworks in the form of Class A shares is determined based on the fair value of the Class A shares over the time period during which the related services are performed.

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During the periods presented in the audited Consolidated Financial Statements included in this Annual Report, we were not responsible for any extraordinary or non-recurring expenses.

Contingent Liabilities

We had no contingent liabilities as of December 31, 2020.

Income Taxes

We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each shareholder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit.

We had no federal and state income tax assets, liabilities or expenses as of and for the year ended December 31, 2020.

Liquidity and Capital Resources of the Administrator

We do not anticipate that we will maintain any material liquid assets and, accordingly, we rely upon the Administrator to pay for the maintenance and administration of our business in accordance with the administrative services agreement. A summary of the financial condition of the Administrator as of December 31, 2020 and 2019 is provided in Note 3 to the Consolidated Financial Statements.

We and the Administrator believe that the Administrator’s sources of liquidity together with cash on hand, will be sufficient for the Administrator to perform its obligations under the administrative services agreement for the foreseeable future, although if Scott W. Lynn were to withdraw his financial support, the Administrator may be forced to sell the Artwork and cease operations. We do not believe we will need to raise any additional funds through the issuance and sale of additional membership interests and are not permitted to do so under our operating agreement without the prior approval of holders of the Class A ordinary shares.

The Administrator is currently financed through equity contributions from Masterworks.io, LLC. Since inception, Masterworks.io, LLC has been principally funded through cash flow from operations and an affiliate loan from Scott W. Lynn, the founder and Chief Executive Officer of Masterworks, with an aggregate principal balance of $13.1 million at December 31, 2020. Because Scott W. Lynn controls Masterworks, the affiliate loan can effectively be declared due and payable at any time in the discretion of Mr. Lynn.

The Administrator earns fees in the form of additional Class A ordinary shares issued by us and other similar issuer entities and earns revenue when artwork is sold. The direct incremental costs incurred by the Administrator to satisfy its obligations under the administrative services agreement are expected to be less than its revenues and in the near term revenues may be insufficient to cover the Administrator’s overhead. In addition, the Administrator has covenanted in the administrative services agreement that for so long as such agreement remains in effect, the Administrator will maintain on hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under the administrative services agreement to fund the operations of the Company until the sale of the Artwork.

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The Administrator conducts other business activities, including the administration of other entities similar to the Company and expects that, with scale and maturity of its operations as sales of artwork become a more regular occurrence, the Administrator’s revenues will exceed its costs. The Company cannot estimate at this time what the aggregate costs and expenses of the Administrator will be with respect to such activities as they will depend on many factors. Additionally, the Company plans to own the Artwork for an indefinite period.

We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Administrator.

Commitments from Affiliates to Fund Operations

We have a written commitment from the Administrator to fund our operations and costs to maintain the Artwork until we sell the Artwork which is contained in the administrative services agreement.

Item 3. Directors and Officers

As of the date of this Annual Report, the following table sets forth the names of the executive officers and members of the Board of Managers of the Company and their positions and offices with the Company:

Name	Age	Position

Nigel S. Glenday*	38	Chief Executive Officer, Chief Financial Officer; Member of the Board of Managers

Joshua B. Goldstein	53	General Counsel and Secretary; Member of the Board of Managers

Eli D. Broverman**	41	Member of the Board of Managers; Independent Manager

* Nigel S. Glenday replaced Scott W. Lynn as a member of the Board of Managers in April 2019. Nigel S. Glenday replaced Scott W. Lynn as the Chief Executive Officer on September 25, 2020.

**Eli D. Broverman replaced Leonard J. Sokolow as a member of the Board of Managers and as the Independent Manager on April 29, 2020.

Nigel S. Glenday. Mr. Glenday has served as Chief Financial Officer and Chief Executive Officer since September 25, 2020 and member of the Board of Managers of the Company since April 2019 and has served as Chief Financial Officer of our affiliate Masterworks.io, LLC since April 2019. From March 2015 through April 2019, Mr. Glenday was a Managing Director for Athena Art Finance Corp., a leading independent art-secured finance company. From July 2012 to March 2015, Mr. Glenday was a Vice President at StormHarbour Securities, LLP, a global markets and financial advisory firm. From 2009 to 2012, Mr. Glenday was an Associate at Morgan Stanley in the Financial Institutions Group, Investment Banking Division, and from 2005 through 2009, Mr. Glenday was an Analyst and Associate Director in the Financial Institutions Group at UBS Investment Bank. Mr. Glenday holds a B.A. in Economics and History from the University of Virginia, where he graduated as a member of Phi Beta Kappa Honor Society.

Joshua B. Goldstein. Mr. Goldstein has served as a Board Member, the General Counsel and Secretary of the Company since inception and has served in such capacities with our affiliate Masterworks.io, LLC since February 1, 2018. From September 2016 through December 2017, Mr. Goldstein was a shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law and is a Certified Public Accountant (inactive).

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Eli D. Broverman. Mr. Broverman has served as a Board Member and the Independent Manager of the Company since April 2020 and has served as member of the Board of Managers of Masterworks.io, LLC since April 29, 2020. Mr. Broverman co-founded Betterment in 2007 and served as its President and COO from 2007 to 2017. An expert in securities and financial institutions law, Mr. Broverman has designed a wide range of structuring and compliance initiatives for broker-dealers and investment advisors. From 2005 to 2007, Mr. Broverman practiced law at the international law firm Proskauer Rose LLP, where he advised Fortune 500 companies and their senior management on securities, tax, and compensation matters. Mr. Broverman serves as an adviser and or Board Member of several privately held financial technology companies, including Betterment, Carver Edison, Covered by Sage, Bloom Credit, and Good Money.

The foregoing individuals have also served in the capacity as executive officers and members of the board of managers of our affiliated entities of Masterworks.

Key Employee of Masterworks

Although not an employee of the Company, through its arrangements with Masterworks, the Company significantly relies on services performed by Scott W. Lynn. Biographical information for Mr. Lynn is set forth below.

Scott W. Lynn. Mr. Lynn, who is the Founder of Masterworks, has served as the Chief Executive Officer of our affiliate Masterworks.io, LLC since February 1, 2018, the Chief Executive Officer of Masterworks Investor Services since August 5, 2020, and as the Chief Executive Officer of the Administrator since November 28, 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, the Palm Beach Museum. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. In addition to Masterworks, during the past five years Mr. Lynn has served as Founder, controlling shareholder and a board member of v2 ventures (which is a holding company he controls that owns Adparlor, Inc., Giant Media, Inc., Reachmobi, Inc., Amply, Inc. and Sellozo, Inc.) and Payability, LLC (which he founded and is majority-owner). Mr. Lynn also serves as a board member of the Brooklyn Rail (a non-profit publication in the art industry) and the International Foundation for Art Research (a non-profit; publisher of the IFAR journal, which topically focuses on art authenticity and stolen art research, as well as additional research projects related to artwork authenticity).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers receive compensation for his or her services, including services performed for us, from Masterworks. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Administrator, we do not intend to pay any compensation directly to these individuals.

Compensation of the Board of Managers

Members of the Board of Managers who are also officers of Masterworks and the Company receive no compensation in respect of their service on the Board of Managers. The Independent Manager receives compensation from Masterworks for serving in such capacity on multiple issuer entities. Although we will indirectly bear some of the costs of the compensation paid to the Independent Manager, through fees we pay to the Administrator, we do not intend to pay any compensation directly to this individual.

Compensation of the Administrator

For information regarding the compensation of our Administrator, please see “Management Compensation” in our Offering Circular filed on August 28, 2019, and such section is incorporated herein by reference.

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Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information about the current beneficial ownership of the Company at April 26, 2021, for:

●	Each person known to us to be the beneficial owner of 10% or more of the Class A shares eligible to vote;

●	Each named executive officer;

●	Each member of the Board of Managers; and

●	All of the executive officers and members of the Board of Managers as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our Company, 497 Broome Street, New York, New York 10013. We have determined beneficial ownership in accordance with the rules of the SEC. Masterworks and affiliates exercise control over the Company, but shares beneficially owned by Masterworks are non-voting. Accordingly we have included all shares beneficially owned by Masterworks in both the numerator and denominator to reflect Masterworks’ beneficial ownership percentages but have excluded all of such shares from the numerator and denominator in determining the beneficial ownership percentages of all other shareholders. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Class A Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Board of Managers:
Nigel S. Glenday, Chief Executive Officer; Chief Financial Officer(1)	-	*

Joshua B. Goldstein, General Counsel and Secretary(1)	-	*

Eli D. Broverman, Independent Manager(1)	-	-

All named executive officers and Members of the Board of Managers as a group (3 persons)	-	*

10% Holders:
Masterworks.io, LLC(2)(3)	1,887	1.86%

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*	Less than 1.0%

(1)	Also serve as members of the Board of Managers of the Company.

(2)	The Lynn Family Trust 003 (the “Trust”), a trust for the benefit of the Lynn family, beneficially owns 99.56% of the voting membership interests of Masterworks.io, LLC, which owns 100% of the membership interests in the other Masterworks entities, including Masterworks Gallery, LLC, Masterworks Administrative Services, LLC and Masterworks Holdings, LLC (collectively, “Masterworks”). By contract, Mr. Scott W. Lynn has the power to vote 100% of the membership interests beneficially owned by the Trust and controls Masterworks. Masterworks beneficially owns 100% of the Company’s non-voting Class B shares and earns Class A shares pursuant to the Administrative Services Agreement at a rate of 1.5% of the total Class A shares outstanding, subject to vesting conditions.

(3)	Class B shares beneficially owned by Masterworks entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. The amounts reflected in the table do not include any Class A shares which may be issuable upon conversion of Class B shares because such amount is indeterminable, and does not include any unvested Class A shares that Masterworks earned pursuant to an Administrative Services Agreement. For additional information regarding the hypothetical number of Class A shares that would be issued to Masterworks upon conversion of its Class B shares at various valuations, see “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our Offering Circular filed with the SEC on August 28, 2019, which section is incorporated herein by reference.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 2, “Related Party Transactions” and Note 5, “Subsequent Events” in Item 7, Consolidated Financial Statements.

Item 6. Other Information

None.

12

Item 7. Consolidated Financial Statements

MASTERWORKS 001, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2020

and For the Year Ended December 31, 2019

F-1

500 West Cummings Park
Woburn, MA 01801-6595
Telephone: 781-569-4700
Fax: 781-933-3777
www.lgallp.com

Independent Auditors’ Report

To the Board of Managers and Members of
Masterworks 001, LLC and Subsidiary
New York City, New York

We have audited the accompanying consolidated financial statements of Masterworks 001, LLC (a Delaware Limited Liability Company) and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Masterworks 001, LLC and Subsidiary as of December 31, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Woburn, Massachusetts
April 26, 2021

F-2

MASTERWORKS 001, LLC

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

	As of December 31, 2020	As of December 31, 2019

ASSETS

Current Assets:
Cash and Cash Equivalents	$101	$100
Receivable from affiliate	-	-
Total Current Assets	101	100

Artwork	1,815,000	1,815,000

Total Assets	$1,815,101	$1,815,100

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Settling subscriptions	$-	$-
True-up payment expense payable to affiliate	-	-
Amounts due to affiliate for purchase of artwork	-	-
Total Current Liabilities	-	-

Total Liabilities	$-	$-

Members’ Equity:
Membership interests, not represented by shares	-	-
Class A ordinary shares, 101,712 and 100,212 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	1,815,001	1,815,000
Class B ordinary shares, 24,956 and 24,956 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	100	100

Total Members’ Equity	1,815,101	1,815,100

Total Liabilities and Members’ Equity	$1,815,101	$1,815,100

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MASTERWORKS 001, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2020

and For the Year Ended December 31, 2019

	For the Period January 1, 2020 Through December 31, 2020	For the Period January 1, 2019 Through December 31, 2019

Income:

Royalty fee	$1	$-

Total Income	1	-

Expenses:
True-up payment expense	-	181,500
Share-based compensation - administrative services fees	29,138	7,740

Total Expenses	29,138	189,240

Net Loss	$(29,137)	$(189,240)

Net Loss per Class A Ordinary Share, Basic and Diluted	$(0.29)	$(1.90)

Weighted Average Number of Class A Ordinary Shares Outstanding, Basic and Diluted	100,775	99,834

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MASTERWORKS 001, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the Year Ended December 31, 2020

and For the Year Ended December 31, 2019

	Membership Interests		Class A Ordinary Shares				Class B Shares
						Total
						Members’			Total
		Contributed		Contributed	Accumulated	Equity -		Contributed	Members’
	Interests	Capital	Shares	Capital	Deficit	Class A	Shares	Capital	Equity

Balance at January 1, 2019	16,015	$100		$-	$-	$-	-	$-	$100

Membership interests issued upon entity formation	-	-	-	-	-	-	-	-	-

Conversion of membership interests upon entry into the Amended and Restated Operating Agreement	(16,015)	(100)	-	-	-	-	24,956	100	-

Share subscriptions settled	-	-	99,825	1,996,500	-	1,996,500	-	-	1,996,500

Class A ordinary shares issued	-	-	387	7,740	-	7,740	-	-	7,740

Net loss	-	-	-	-	(189,240)	(189,240)	-	-	(189,240)
Balance at December 31, 2019	-	$-	100,212	$2,004,240	$(189,240)	$1,815,000	24,956	$100	$1,815,100

Conversion of membership interests upon entry into the Amended and Restated Operating Agreement	-	-	-	-	-	-	-	-	-

Share subscriptions settled	-	-	-	-	-	-	-	-	-

Class A ordinary shares issued	-	-	1,500	29,138	-	29,138	-	-	29,138

Net loss	-	-	-	-	(29,137)	(29,137)	-	-	(29,137)

Balance at December 31, 2020	-	$-	101,712	$2,033,378	$(218,377)	$1,815,001	24,956	$100	$1,815,101

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MASTERWORKS 001, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2020

and For the Year Ended December 31, 2019

	For the Period January 1, 2020 Through December 31, 2020	For the Period January 1, 2019 Through December 31, 2019

Cash Flows from Operating Activities:
Net loss	$(29,137)	$(189,240)
Adjustments to reconcile net loss to net cash used by operating activities
Share-based compensation - administrative services fees	29,138	7,740
True-up payment expense payable to affiliate	-	-

Net Cash Provided/(Used) by Operating Activities	1	(181,500)

Cash Flows from Investing Activities:
Purchase of artwork	-	(1,815,000)

Net Cash Used by Investing Activities	-	(1,815,000)

Cash Flows from Financing Activities:
Proceeds from issuance of membership interests	-	-
Proceeds from unsettled subscriptions	-	-
Proceeds from issuance of Class A ordinary shares	-	1,996,500
Proceeds from non-interest bearing advance from affiliate	-	-
Repayment of non-interest bearing advance from affiliate	-	-

Net Cash Provided by Financing Activities	-	1,996,500

Net Change in Cash and Cash Equivalents	1	-

Cash and Cash Equivalents, beginning of period	100	100

Cash and Cash Equivalents, end of period	$101	$100

Non cash investing and financing activities:
Issuance of Class A ordinary shares from subscriptions previously received	$-	$-
Net payable to affiliate incurred for purchase of artwork	$-	$-
Satisfaction of advance from affiliate via issuance of Class A Ordinary shares	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MASTERWORKS 001, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization – Masterworks 001, LLC (“Company”) was formed as a Delaware limited liability company to purchase a painting by Andy Warhol (the “Artwork”). On May 10, 2019, the Company commenced an offering pursuant to the exemption from registration afforded by Regulation A (the “Offering”) of membership interests represented by 99,825 of the Company’s Class A shares to third-party investors for $20.00 per share, or aggregate offering proceeds of $1,996,500. The Offering was fully subscribed and a final closing was held on September 27, 2019.

All of the proceeds from the Offering are used to pay, directly or indirectly, for the acquisition of a single artwork, and to pay a true-up to Masterworks Gallery, LLC (“Gallery”) as described in Note 2. The Company is managed by a Board of Managers comprised of three individuals and is administered by Masterworks Administrative Services, LLC (the “Administrator”).

Members’ Liability – The Company is organized as a Delaware limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and a segregated portfolio of Masterworks Cayman, SPC (the “SPC”), a Cayman Islands segregated portfolio company. The Company owns 100 Class 001 shares of the SPC, which represents 100% ownership of the 001 Segregated Portfolio (the “Segregated Portfolio”). Title to the Artwork is held by the Segregated Portfolio. As the context requires, references in these consolidated financial statements to the “Company” include either or both of the Company and the Segregated Portfolio, and references to “consolidated” refer to the fact that the Company treats the Segregated Portfolio as a consolidated subsidiary in these financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810-10 Consolidation: Overall. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting and Use of Estimates – The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses in the statements of operations during the applicable period. Actual results could materially differ from those estimates.

F-7

MASTERWORKS 001, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Artwork – The purchase price of the Artwork was $1,815,000. Title to the Artwork is held by the Segregated Portfolio.

The Segregated Portfolio has no assets other than the Artwork, no indebtedness, and does not conduct any operations other than incidental to ownership of the Artwork. The Artwork is recorded at cost, which is the purchase price paid for the Artwork. Artwork is determined to have an indefinite life. The Company will review the Artwork for impairment in accordance with the requirements of FASB ASC Subtopic 360-10, Property, Plant, and Equipment: Impairment and Disposal of Long-Lived Assets. Those requirements require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the Artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company:

●	Considers whether indicators of impairment are present. Indicators or triggers of impairment management considers are: deteriorating physical condition of the artwork, trends in the art market, reputation of the artist, recent sales of other artworks by the artist, and other events, circumstances, or conditions that indicate impairment might exist;

●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the Artwork, to its carrying value; and

●	If the amount realizable upon sale of the Artwork is deemed to be less than its carrying value, the Company would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the Company’s Consolidated Financial Statements. There are no events or circumstances indicating impairment of the Artwork as of December 31, 2020.

Cash and Cash Equivalents – The Company’s cash consists of cash held in a Federal Deposit Insurance Corporation (“FDIC”) insured bank account. The Company does not hold any cash equivalents.

Concentration of Credit Risk – The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits at times. The Company has not experienced any losses in these accounts in the past, and management believes the Company is not exposed to significant credit risks as they periodically evaluate the strength of the financial institution in which it deposits funds and cash is only held for a short duration pending closing or a distribution to shareholders.

F-8

MASTERWORKS 001, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (loss) per Class A Ordinary Share – Basic earnings (loss) per share is calculated by dividing income (loss) available to Class A shareholders by the weighted-average Class A shares outstanding during the period. Fully diluted earnings (loss) per share will include in the denominator Class A shares issuable upon conversion of Class B shares, if any, in any period in which the Company does not report a loss from continuing operations. At December 31, 2020, no if-converted Class B shares were included in fully diluted earnings (loss) per Class A ordinary share calculation, resulting in no dilution.

Income Taxes – The Company is a limited liability company taxed as a partnership and thus is generally not subject to federal or state income taxes. As a segregated portfolio of a Cayman Islands company treated as a corporation, the Segregated Portfolio is not subject to any foreign or domestic income taxes. Accordingly, the Company’s taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, will be included in the federal and state income tax returns of the Company’s members based upon their respective share of the Company’s income and expenses as reported for income tax purposes. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

For the current tax year and for all major taxing jurisdictions, the Administrator has concluded that the Company is a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax liability would be reported as income taxes. The Administrator does not expect that its assessment regarding unrecognized tax positions will materially change over the next twelve months. However, the Administrator’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof, as well as other factors including but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S., state, and foreign income tax laws, and changes in administrative practices and precedents of the relevant taxing authorities.

Members’ Equity – Members’ equity is comprised of two types of membership interests: Class A and Class B shares.

●	Class A shares are entitled to receive any and all net proceeds from the sale of the Artwork up to $20 per share before any payment is made with respect to Class B shares. If and to the extent the holders of Class A shares have received $20 per share following a sale of the Artwork and there are additional net proceeds remaining, the Class A shares are entitled to 80% of such excess funds available for distribution and the Class B shares are entitled to the remaining 20% of such excess funds, provided, that such amounts would be proportionately adjusted if any or all of the Class B shares had been converted to Class A shares prior to the sale of the Artwork. Any Class A shares owned by the Administrator have no voting rights. The authorized number of Class A shares is limited to 99,825 , plus (i) shares which may be issued pursuant to the Administrative Services Agreement, plus (ii) shares which may be issued upon conversion of Class B shares. All Class A shares not owned by the Administrator have certain limited voting and approval rights, generally including the issuance of additional shares, and removing members of the Board of Managers or the Administrator. The Board of Managers controls all other actions as stated in the Company’s amended and restated operating agreement.

F-9

MASTERWORKS 001, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Members’ Equity (continued) –

●	Class B shares held by Gallery are entitled to 20% of the excess amount, if any, available for distribution to members following a sale of the Artwork after the holders of Class A shares have received $20 per share. In addition, prior to a sale of the Artwork, Class B shares may be converted into Class A shares with a value at the time of conversion equal to 20% of the increase in value of the Company’s issued and outstanding Class A and B shares. Any increase in value of the Class A shares would potentially dilute earnings (loss) per share in the future. The authorized number of Class B shares is limited to the number of Class B shares set forth on the Balance Sheet. The convertible Class B shares have no specified exercise date, exercise price, or expiration. Class B shares have no voting rights.

True-Up – The Company agreed to pay Gallery a true-up payment equal to 10% of the purchase price of the Artwork, which is intended to be reasonable compensation for Gallery’ services, capital commitment and outlay in sourcing and acquiring the Artwork.

Organizational and Offering Costs – The Company’s expenses are paid by the Administrator pursuant to an Administrative Services Agreement under which the Administrator will receive an administrative services fee, payable quarterly in arrears. The administrative services fee is payable in the form of additional membership interests represented by Class A shares and will be accounted for as a management fee expense and an equity issuance in the Company’s Consolidated Financial Statements. Organizational and offering costs of the Company were paid by the Administrator and its affiliates on behalf of the Company.

Organizational and offering costs include all expenses relating to the formation of the Company, the qualification of the Offering, and the marketing and distribution of Class A shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars; mailing and distributing costs; telephones, internet, and other telecommunications costs; all advertising and marketing expenses; charges of experts and fees; expenses and taxes related to the Offering; and registration and qualification of the sale of Class A shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company did not pay any of these costs and is not required to reimburse the Administrator for any of these costs. Accordingly, these costs are not included in the Company’s Consolidated Financial Statements. See Note 3, which summarizes certain financial statement information of the Administrator.

Revenue Recognition – The Company does not plan to generate a material amount of revenue until the Artwork is sold at some undetermined future date. At the time of sale, revenue will be recognized upon the signing of a definitive agreement to sell.

F-10

MASTERWORKS 001, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2. RELATED PARTY TRANSACTIONS

In connection with the Offering, the Company adopted an Amended and Restated Operating Agreement, which created two classes of membership interests, Class A and Class B ordinary shares. As a result, all of the Company’s original membership interests were converted into Class B ordinary shares, as represented on the Consolidated Statements of Members’ equity.

Upon closing its Offering and issuance of the Class A shares on September 27, 2019, the Company purchased the Artwork from Gallery, which owns 100% of the Class B shares of the Company as of December 31, 2020.

As indicated in Note 1, the Company agreed to pay Gallery a true-up payment equal to 10% of the purchase price of the Artwork, or $181,500. As of December 31, 2020, the Company had paid the true up payment in full to Gallery.

The Administrator contractually provides administrative services to the Company. The administrative services fee is paid by issuing Class A shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding (excluding shares issuable upon conversion of Class B shares) per annum. The Class A shares are valued using the net asset value effective as of the applicable quarter-end in which the administrative services fee is due and payable. The Company recorded $29,138 in administrative services fees relating to the issuance of 1,500 Class A shares to the Administrator for the period January 1, 2020 through December 31, 2020. The Company recorded $7,740 in administrative services fees relating to the issuance of 387 Class A shares to the Administrator for the period January 1, 2019 through December 31, 2019.

The administrative services fee covers all ordinary operating costs of the Company; however, the Administrator will charge the Company for any extraordinary costs and payments, including costs and payments associated with litigation, arbitration, or judicial proceedings; material or extraordinary transactions related to a merger, third-party tender offer, or other similar transaction and for selling the Artwork. For any extraordinary costs incurred or payments made on behalf of the Company, the Company will show the expense on its statement of operations in the year of occurrence, as well as carry forward a due to related party liability on its balance sheet in perpetuity, until the Artwork is sold and the resulting proceeds can be used to settle the liability to the Administrator.

The Company is party to an administrative services agreement with the Administrator, in which the Administrator pays the Company for the rights to commercialize the Artwork for the duration of the operations of the Company. The Company received de minimis royalty income from the Administrator for the period January 1, 2020 through December 31, 2020.

F-11

MASTERWORKS 001, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

3. ADMINISTRATOR SUMMARY FINANCIAL INFORMATION

The Company is not expected to maintain a material amount of cash and will be entirely dependent upon the Administrator to perform administrative services and to pay ordinary ongoing costs and expenses to maintain the Artwork and administer the Company’s operations. The table below summarizes selected unaudited financial information of the Administrator as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Assets
Current assets	$1,508,559	$266,850
Property and equipment, net	198,079	181,498
Deposits	82,090	46,240
Other assets	217,704	10,780
Total assets	$2,006,432	$505,368

Liabilities
Current liabilities	$655,864	$209,032
Total liabilities	$655,864	$209,032

Member’s Equity
Total member’s equity	$1,350,568	$296,336

4. RISKS AND UNCERTAINTIES

The nature of the Company’s operations are limited in scope. The Company holds no material assets, other than a single work of art, has no employees, and has no debts or contractual obligations, other than an administrative services agreement pursuant to which the Administrator will provide services that are essential to the Company, such as storage, insurance, display, transport, SEC filings and compliance, and other normal operating services, and the Administrator will fund all of such costs and expenses. As a result of this relationship, the Company is dependent upon the Administrator and is totally reliant on the Administrator to manage its business.

The preparation of the consolidated financial statements requires the use of estimates by management. Although the Artwork is carried at its cost basis, subject to possible impairment, Management must estimate the value of the Artwork to determine the expense associated with fees payable to the administrator, which are payable in the form of Class A shares representing membership interests in the Company. The value of artwork is highly subjective and given that each artwork is unique, there is a risk that management’s estimates are materially incorrect, which would result in an understatement or overstatement of the Company’s expenses. The value of the Artwork estimated by management has no impact on the number of Class A shares issued.

The Company is subject to an exceptionally high level of concentration risk. The Company’s single Artwork can decline in value, become worthless or be difficult or impossible to liquidate due to economic factors, trends in the art market generally, trends relating to the genre of the artwork or trends relating to the market for works by the artist that produced the Artwork, as well as changes in the condition of the artwork and other factors. In periods of global financial weakness and disruption in financial and capital markets, the art market tends to experience declines in transaction volume, making it extremely difficult to liquidate artwork during such periods at acceptable values or at all.

5. SUBSEQUENT EVENTS

Management has evaluated events and transactions that have occurred since December 31, 2020 and reflected their effects, if any, in these consolidated statements through April 26, 2021, the date the financial statements were available to be issued and a summary of material events occurring subsequent to December 31, 2020 is set forth below.

On February 9, 2021, we entered into an Amended and Restated Administrative Services Agreement (the “Amended Agreement”). The Amended Agreement enables the Administrator to be removed from its role as Administrator if the holders of two-thirds (⅔) of the voting shares of the Company vote to remove and replace the Administrator, which would result in termination of the Amended Agreement. The Amended Agreement also provides certain vesting provisions for Class A ordinary shares issuable under the Amended Agreement, and conforms certain provisions in the Amended Agreement to the form of administrative services agreements currently used by other Masterworks issuers.

F-12

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A filed on July 31, 2018)
2.2	Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A/A filed on November 23, 2018)
2.3	Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.3 to the Company’s Form 1-SA filed on September 30, 2019).
4.1	Form of Subscription Agreement (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company’s Form 1-A/A filed on May 2, 2019)
6.1	Form of Art Purchase Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-A/A filed on January 30, 2019)
6.2	Form of Administrative Services Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-U filed on February 10, 2021)
9.1

Letter from Mayer Hoffman McCann, P.C. to the Securities and Exchange Commission, dated February 27, 2020 (incorporated by reference to the copy thereof submitted as Exhibit 9.1 to the Company’s Form 1-U filed on February 27, 2020).

13

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Masterworks 001, LLC

By:	/s/ Joshua B. Goldstein
Name:	Joshua B. Goldstein
Title:	General Counsel & Secretary

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nigel S. Glenday	Chief Executive Officer	April 26, 2021
Nigel S. Glenday	(Principal Executive Officer)

/s/ Nigel S. Glenday	Chief Financial Officer (Principal Financial Officer	April 26, 2021
Nigel S. Glenday	and Principal Accounting Officer) and Member of Board of Managers

/s/ Joshua B. Goldstein	Member of the Board of Managers	April 26, 2021
Joshua B. Goldstein

14